Exhibit 8.2

March 23, 2026

The Farmers Bancorp, Frankfort, Indiana

9 East Clinton Street

Frankfort, Indiana 46041

Ladies and Gentlemen:

We have acted as special tax counsel to The Farmers Bancorp, Frankfort, Indiana, a Delaware corporation (“Company”), in connection with the merger of Company with and into Richmond Mutual Bancorporation, Inc., a Maryland corporation (“Acquiror”), with Acquiror surviving the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of November 11, 2025, by and among  Acquiror and Company (the “Merger Agreement”), as more fully described in the registration statement on Form S-4, including a joint proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Our opinion is being delivered to you in connection with the Registration Statement.

In connection with our opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and records that we have deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”).  In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto.  We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents.  In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated the date hereof and by Acquiror in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of Company and certain other assumptions stated herein.  We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification.  We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur. In such review and examination, we have assumed due authorization and execution of all documents, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as electronic or photostatic copies, and the authenticity of the originals of such copies.

March 23, 2026

In connection with our opinion, we have assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Merger Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof.  We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code”), and that Acquiror and Company will each be a party to the reorganization within the meaning of Code Section 368(b); and (ii) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.  We express no opinion as to whether the discussion contained in the Registration Statement under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to Company or the holders of Company common stock. Without limiting the generality of the foregoing, we express no opinion as to the effect of the Merger (i) on any party to the Merger or on any direct or indirect shareholder of the Company that is a corporation under the alternative minimum tax imposed under Section 55 of the Code or (ii) under the excise tax imposed under Section 4501 of the Code.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger.  Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof.  If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Merger Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon.  In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

March 23, 2026

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service.  You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement and (iii) the use of our name in the Registration Statement.  In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Amundsen Davis LLC
Amundsen Davis LLC